Legg Mason Partners Money Market Trust
Citi Tax Free Reserves
77-C

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level
on various proposals recently approved by the Fund?s Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions
and broker non-votes as to the following proposals: (1) Election of
Board Members
and (2) Agreement and Plan of Reorganization.
1. Election of Board Members?
Authority
Nominees              Votes For         Withheld       Abstentions
Elliot J. Berv        1,185,010,996.520 57,962,846.620 0.000
A. Benton Cocanougher 1,186,281,691.720 56,692,151.420 0.000
Jane F. Dasher        1,186,937,939.980 56,035,903.160 0.000
Mark T. Finn          1,186,374,230.020 56,599,613.120 0.000
Rainer Greeven        1,185,908,977.710 57,064,865.430 0.000
Stephen Randolph Gross1,184,358,816.740 58,615,026.400 0.000
Richard E. Hanson Jr. 1,184,428,472.040 58,545,371.100 0.000
Diana R. Harrington   1,186,519,237.710 56,454,605.430 0.000
Susan M. Heilbron     1,186,471,865.790 56,501,977.350 0.000
Susan B. Kerley       1,185,253,930.210 57,719,912.930 0.000
Alan G. Merten        1,184,120,353.320 58,853,489.820 0.000
R. Richardson Pettit  1,186,490,630.290 56,483,212.850 0.000
R. Jay Gerken         1,185,172,416.110 57,801,427.030 0.000
? Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.
2. Agreement and Plan of Reorganization
Broker
Item Voted On
Reorganize as a Series of a
Maryland Business Trust
 Votes For        Votes Against   Abstentions     Non-Votes
 996,263,560.370  53,132,751.320  28,955,848.450  164,621,683.000
On January 29, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund?s
Board Members. The following table
provides the number of votes cast for, against, as well as the number of abstentions and
broker non-votes as to the following proposal:
Revise Fundamental Investment Policies
Broker
Items Voted On   Votes For Votes Against       Abstentions   Non-Votes
Borrowing Money  160,387,960.060 9,323,810.320 5,951,836.080 16,784,778.000
Underwriting     162,562,884.060 7,122,598.320 5,978,124.080 16,784,778.000
Lending          160,486,384.330 9,198,431.050 5,978,791.080 16,784,778.000
Issuing Senior Securities
                 163,271,990.330 6,412,824.050 5,978,792.080 16,784,778.000
Real Estate      163,164,256.330 6,489,003.050 6,010,347.080 16,784,778.000
Commodities      162,520,435.330 7,132,824.050 6,010,347.080 16,784,778.000